UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2010

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 25, 2010, VeriSign, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) announcing that the Company had entered into an acquisition agreement to sell its Authentication Services business to Symantec Corporation, a Delaware corporation (the “Purchaser”). The Original 8-K disclosed the Company’s plan (the “Plan”) to eliminate certain employee positions that will not move to the Purchaser and that will not be required for the Company’s future operations. The Plan is contingent upon the closing of the sale of the Authentication Services business. At the time of filing the Original 8-K, the Company was not able, in good faith, to make a determination of the estimated amount or the range of amounts to be incurred for each major type of cost or for the Plan in the aggregate, nor the charges and future cash expenditures associated therewith.

The Company is filing this Form 8-K/A to amend the Original 8-K to update the disclosures made therein under Item 2.05. As of July 8, 2010, the officers of the Company determined that the Company will incur total estimated pre-tax cash charges of approximately $16.6 million in severance costs and other related employee termination costs under the Plan. The Company recognized $11.6 million of the employee termination costs in the second quarter of 2010, and expects the remaining costs to be recognized over the next several quarters through the end of fiscal 2011. The Company expects to recognize excess facility exit costs under the Plan; however, such charges are not expected to be material. The Company also expects to incur non-cash charges related to additional stock-based compensation expense upon acceleration of stock-based awards for terminated employees. However, at this time, the Company is not able, in good faith, to make a determination of the estimated amount or range of amounts thereon.

The Company will file additional amendments to the Original 8-K, as necessary, upon the determination of any further material cash and/or non-cash charges, individually or in the aggregate, to be incurred pursuant to the Plan initiatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: July 14, 2010	By:	/S/ RICHARD H. GOSHORN
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary